FOR IMMEDIATE RELEASE

Investor Contact:	Isaac Okita	Media Contact:	Wayne Kirihara
	VP, Treasury Manager		EVP, Chief Marketing Officer
	(808) 544-3626		(808) 544-3687
	isaac.okita@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. EXPANDS ITS SHARE REPURCHASE PROGRAM

HONOLULU, HI, November 15, 2017 – Central Pacific Financial Corp. (NYSE: CPF), (the "Company"), announced that its Board of Directors has authorized an increase in the share repurchase program authority by an additional $50 million (known henceforth as the “Repurchase Plan”). This amount is an addition to the $30 million in planned repurchases (the “2017 Repurchase Plan”) authorized earlier this year. The repurchases may be made from time to time, in the open market or privately negotiated transactions, as and when deemed appropriate by management and in accordance with applicable securities laws. There is no expiration date for the share Repurchase Plan.

The additional repurchases will allow the Company to further reduce the amount of its outstanding common stock and continue to enhance shareholder value. Total cost of the shares repurchased during the year to date period ended November 14, 2017 was $24.5 million, or 796,483 shares at an average cost per share of $30.71. The Company's remaining repurchase authority under its expanded Repurchase Plan at November 14, 2017 was $55.6 million.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $5.6 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches and 81 ATMs in the state of Hawaii, as of September 30, 2017.  For additional information, please visit the Company's website at http://www.centralpacificbank.com.

###